Exhibit 99.2

Banc of California, Inc. Announces Redemption of 8.00%

Series C Non-Cumulative Perpetual Preferred Stock

and Related Depositary Shares

SANTA ANA, Calif., (August 15, 2018) – Banc of California, Inc. (NYSE: BANC) today announced that it is calling for redemption of all 40,250 outstanding shares of its 8.00% Series C Non-Cumulative Perpetual Preferred Stock (the “Series C Preferred Stock”), which will result in the simultaneous redemption of all 1,610,000 of the outstanding related depositary shares (the “Series C Depositary Shares”), each representing a 1/40th interest in a share of Series C Preferred Stock (NYSE: BANC PRC).

The Series C Preferred Stock and Series C Depositary Shares will be redeemed on September 17, 2018 (the “Redemption Date”), which is the next business day following the regularly scheduled dividend payment date of September 15, 2018, at a redemption price of $25.00 per Series C Depositary Share, representing an aggregate amount of $40,250,000 (the “Redemption Price”). The regular quarterly cash dividend on the Series C Preferred Stock of $0.50 per Series C Depositary Share, payable on September 17, 2018 to holders of record as of August 31, 2018, will be paid as separately announced.

The Redemption Price will not accrue interest from and following the regularly scheduled dividend payment date of September 15, 2018. On and after the Redemption Date, the Series C Preferred Stock and Series C Depositary Shares will no longer be deemed outstanding and no further dividends will be declared on the Series C Preferred Stock.

The Series C Depositary Shares are held through The Depository Trust Company (“DTC”) and will be redeemed in accordance with the procedures of DTC. Payment to DTC for the Series C Depositary Shares will be made by Computershare Inc. and Computershare Trust Company, N.A. (“Computershare”), as redemption agent and depositary for the Series C Depositary Shares. Questions regarding the redemption of the Series C Depositary Shares may be directed to Computershare. Computershare may be contacted by mail at 462 South Fourth Street, Louisville, KY 40202 Attention: Corporate Actions, or by calling 1-855-396-2084 (1-781-575-2765 outside the United States and Canada).

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) provides comprehensive banking services to California’s diverse businesses, entrepreneurs and communities. Banc of California operates 34 offices in California.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

INVESTOR RELATIONS INQUIRIES:	MEDIA INQUIRIES:
Banc of California, Inc.	Abernathy MacGregor
John A. Bogler, (855) 361-2262	Ian Campbell / James Bourne / Sarah Dhanaphatana, (213) 630-6550 idc@abmac.com / jab@abmac.com / skd@abmac.com

3 MacArthur Place ● Santa Ana, CA 92707 ● (949) 236-5250 ● www.bancofcal.com